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Portions of this Exhibit have been redacted because they (i) are not material and (ii) would likely cause competitive harm if publicly disclosed. Information that was omitted has been noted in this document with a placeholder identified by the mark “[REDACTED]”
INTERIM SETTLEMENT AGREEMENT
This Interim Settlement Agreement (this “Agreement”), effective as of December 18, 2023, (the “Effective Date”) is made by and between Bakersfield Renewable Fuels, LLC (“BKRF”) and CTCI Americas, Inc. (“CTCI”). BKRF and CTCI are each a “Party” and are referred to collectively as the “Parties.” Capitalized terms used herein shall have the meaning ascribed to them in the EPC Agreement (as defined below) unless the context indicates otherwise.
RECITALS
A.BKRF and CTCI entered into that certain Turnkey Agreement with Guaranteed Maximum Price for the Engineering Procurement and Construction of the Bakersfield Renewable Fuels Project dated as of May 18, 2021, and as amended from time to time thereafter (“EPC Agreement”);
B.On October 30, 2023, the Parties entered into a Heads of Agreement for Proposed Settlement (“HOA”) intended to provide a framework for the Parties to reach a mutually satisfactory resolution of the issues between them as relates to the EPC Agreement;
C.The HOA provides that the Parties are committed to resolving certain matters arising under the EPC Agreement by December 31, 2023, by executing a global settlement agreement (the “GSA”) that would include a global settlement amount resolving all claims between the Parties, and ultimately could involve the conversion of the Deferred Payment (as defined below) into an equity interest in BKRF as outlined in the preliminary indicative term sheet attached to this Agreement as Annex 1;
D.As the Parties continue to negotiate a GSA, the HOA provides for the matters identified in the HOA to be addressed in this Agreement in order to resolve such matters before a GSA is concluded. The Parties intend that this Agreement will continue to remain in effect and binding if the Parties do not execute a GSA but any GSA agreed and signed between the Parties shall terminate and supersede this Agreement.
The Parties therefore agree as follows:
TERMS AND CONDITIONS
1.Unless and until the Parties agree to a global settlement amount, payments by BKRF to CTCI shall be in accordance with Amendment No. 2 to the EPC Agreement dated as of January 10, 2023 (“Amendment No. 2), modified as follows:
1.1Except as provided in Section 1.2 below, BKRF shall suspend payment to CTCI for any unpaid Invoice amounts submitted by CTCI through October 30, 2023, or amounts invoiced by CTCI after October 30, 2023, for CTCI’s current scope of Work. All such amounts shall be considered a part of the Deferred Payment Amount as set forth in Amendment No. 2 and this Agreement.
1.2Notwithstanding Section 1.1 above and for avoidance of doubt, BKRF will be liable to pay CTCI in accordance with the terms of the EPC Agreement and this Agreement for (i) UCO’s issued after October 30, 2023, by BKRF for activities outside the scope of Work; (ii) the Deferred Payment Amount as contemplated in

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accordance with this Agreement; and (iii) the amounts contemplated for “initial fills” in Section 2.5 and for certain costs of the “Key Plan” as described in Section 2.6 of this Agreement.
1.3The Deferred Payment Amount shall be calculated as an amount equal to (a) the CTCI Outstanding EPC Payment Amount (including Resolved Change Orders) minus (b) (i) BKRF Payments plus (ii) Liquidated Damages, as each of these capitalized terms are defined in the HOA (i.e., CTCI Outstanding EPC Payment – (BKRF Payments + Liquidated Damages) = Deferred Payment Amount).
1.4Notwithstanding anything herein to the contrary, if the CTCI Outstanding EPC Payment Amount calculated in accordance with the formula in the HOA is less than $[[360]] million, the CTCI Outstanding EPC Payment Amount shall be deemed to be $[[360]] million.
1.5For the avoidance of doubt, the Parties’ rights and obligations with respect to Change Order Claims, as that term is defined in Amendment No. 2, shall be determined in accordance with the procedures set forth in Amendment No. 2 and Section 18 of the EPC Agreement.
1.6Commencing on the first day of the month following the month that CTCI achieves Substantial Completion of the Project, BKRF will begin repayment of the Deferred Payment Amount on a monthly basis for a period of 30 months; however a longer Deferred Payment period of up to ten (10) years may be considered if adequate payment security can be mutually agreed to by the Parties.
1.7CTCI’s security for payment of the Deferred Payment Amount shall be in accordance with paragraph 6 of Amendment No. 2, subject to paragraph 8 of this Agreement; provided, however that if the Parties agree to a period of up to a 10-year payment period, then the foregoing security may be replaced by an alternative second-lien security interest in the Project, subject to subordination terms to the first lien to be agreed.
2.The Parties agree that time is of importance concerning the activities contemplated in this Agreement as well as in the Project achieving Mechanical Completion, Substantial Completion and Final Completion. CTCI will execute the Project by using its reasonable best efforts to achieve Mechanical and Substantial Completion by the earliest possible date, and in furtherance of the foregoing:
2.1     CTCI represents and warrants that it has entered into a contract with Catalyst Handling Resources which encompasses all essential third-party functions related to specialized catalyst handling and loading, as well as tray installation and associated activities, and will prosecute such contract consistent with the preamble of this Section;
2.2    CTCI represents and warrants that it has entered into a contract with Conco Services which encompasses various tasks, including pre-commissioning cleaning such as chemical cleaning, of the facility, and will prosecute such contract consistent with the preamble of this Section;.
2.3    CTCI represents and warrants that it has replaced three departures from CTCI's Commissioning and Start Up team (the “C&SU Departed”) with three qualified and experienced resources (the “Replacements”), and that it has instructed the

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Replacements to be active participants within the collaborative BKRF and CTCI C&SU team.
2.4    CTCI will cooperate with BKRF to further integrate personnel from BKRF’s designated agent Crossbridge into the Project, including pre-commissioning, commissioning and start-up activities.
2.5    CTCI will provide all initial fills, including renewable diesel for start-up (and for the avoidance of doubt not conventional diesel), and operating supplies for the Project, and the cost for such initial fills and operating supplies shall be reimbursed by BKRF to CTCI promptly upon Substantial Completion; provided, however, that commissioning spare parts and operating spare parts shall be handled pursuant to Section 3.4 of the EPC Agreement.
2.6    CTCI represents and warrants that it has adopted and implemented a retention plan for certain key CTCI employees (Key Plan), and the names of the CTCI key employees and amounts to be paid those employees has been agreed with BKRF. BKRF shall promptly reimburse CTCI for 50% of amounts actually paid under the Key Plan, except that if CTCI makes payments under the Key Plan prior to Substantial Completion, then BKRF shall reimburse CTCI for 50% of such amounts made prior to Substantial Completion promptly after Substantial Completion pursuant to an invoice issued by CTCI.
2.7    CTCI will maintain a direct craft staffing level in accordance with the table below (“Manpower Commitment”):
[REDACTED]
The foregoing staffing level applies for all necessary activities to achieve commercial activities as soon as practicable consistent with the preamble to this Section, including construction, pre-commissioning, commissioning and start-up activities (but excluding scaffolding activities) and will be maintained as shown, but shall be reduced to accommodate days when work is suspended at the Site due to closure/evacuation by BKRF, PLA identified holidays, severe weather or Force Majeure.
3.From and after the date of this Agreement, if CTCI is not in compliance with the representations, warranties and covenants set forth in Section 2 of this Agreement, and after CTCI’s failure to be in compliance within 5 business days of receipt of written notice from BKRF, then the HOA and this Agreement shall be null and void and in such case, their respective situations will revert to the status quo as of October 29, 2023, as if the HOA and this Agreement had not been signed, with the Parties rights and obligations thereafter governed by the EPC Agreement as amended through October 29, 2023.
4.Simultaneously with the execution and delivery of this Agreement by all parties, BKRF shall execute and deliver to CTCI a Waiver and Release of Rights In Respect of California Business & Professions Code §7031 in the form attached hereto as Annex 2 (the “Waiver”).
5.The Parties shall jointly file in a court of competent jurisdiction in California a declaratory judgment action in a form similar to that attached hereto as Annex 3, that by consent will among other things, confirm BKRF’s waiver and release of all licensing issues related to or arising from California Business & Professions Code Section 7031 and declare the existing EPC Agreement to be valid and enforceable, thereby reserving

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each Parties’ rights and remedies thereunder. To the extent that the Court does not grant the Parties’ consent request for such declaratory relief, the Parties shall diligently cooperate to seek other alternative solutions that will effectuate the Parties' intention to lawfully waive and release any and all licensing issues related to or arising from California Business & Professions Code Section 7031 and reserve each Parties’ respective rights and remedies under the EPC Agreement.
6.CTCI confirms that Section 3.16 of the EPC Agreement shall apply for the benefit of Orion Energy Partners TP Agent, LLC, in its capacity as administrative agent and collateral agent (the “OIC Agent”) and the lenders under the OIC Credit Agreement (as defined below).  As used in the foregoing sentence, “OIC Credit Agreement” shall mean that certain Credit Agreement, dated as of May 4, 2020, by and among BKRF OCB, LLC, Bakersfield Renewable Fuels, LLC, BKRF OCP, LLC, the lenders party thereto and the other persons party thereto from time to time, and as such agreement may be amended, upsized or modified from time to time hereafter.  CTCI acknowledges and agrees that (a) the OIC Agent and the lenders under the OIC Credit Agreement (and their respective successors and assigns) shall expressly be third party beneficiaries of this Agreement, (b) this Agreement shall expressly inure to the benefit of the OIC Agent and the lenders under the OIC Credit Agreement (and their respective successors and assigns) and (c) the OIC Agent and the lenders under the OIC Credit Agreement (and their respective successors and assigns) shall be entitled to rely on and enforce the provisions of this Agreement.  The foregoing confirmations and acknowledgements are being provided as consideration for the amendments to the OIC Credit Agreement by the OIC Agent and the lenders under the OIC Credit Agreement which permit this Agreement and the transactions and payments contemplated hereby.
7.Except as expressly modified by this Agreement, all terms and conditions of the EPC Agreement (as amended) shall remain in full force and effect and each signatory thereto shall retain all rights and obligations it may have under the EPC Agreement. Each Party represents and warrants that certain Parent Guarantees executed by the respective Parties as part of the EPC Agreement and Amendment No. 2, as the case may be, remain in full force and effect in accordance with its terms notwithstanding the execution of this Agreement.
8.This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to its principles of conflicts of laws.
9.Any Dispute arising from or related to this Agreement shall be exclusively and finally settled in accordance with Article 18 of the EPC Agreement, as amended by Amendment No. 2. Any Dispute arising under this Agreement may be heard together with a Dispute arising under the EPC Agreement, as amended by Amendment No. 2.
10.This Agreement may be executed in counterparts, by either an original signature or signature transmitted by facsimile or electronic transmission or other similar process and each copy so executed shall be deemed to be an original and all copies so executed shall constitute one and the same agreement.
11.No modification of this Agreement shall be valid unless agreed to in writing by the Parties.
12.The Recitals to this Agreement are incorporated into the text of this Agreement for all purposes. This Agreement constitutes the entire agreement between the parties and supersedes any prior discussions, undertakings, and agreements in respect of the subject matter of this Agreement. Each Party acknowledges that it has not relied on any oral

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statements, oral representations, oral undertakings, oral covenants, or oral agreements made before the date of this Agreement relating to the matters the subject of this Settlement Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives to be effective as of the Effective Date.

CTCI Americas, Inc.	Bakersfield Renewable Fuels, LLC

By: /s/ Patrick Jameson	By: /s/ Richard Palmer
Name: Patrick Jameson	Name: Richard Palmer
Title: CEO	Title: CEO

CTCI Corporation	Global Clean Energy Holdings, Inc.

By: /s/ Ming-Shyan Lee	By: /s/ Richard Palmer
Name: Ming-Shyan Lee	Name: Richard Palmer
Title: President	Title: CEO

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Annex 1

[Conversion Option Term Sheet]
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Annex 2
WAIVER AND RELEASE OF RIGHTS
IN RESPECT OF BUSINESS & PROFESSIONS CODE §7031

This WAIVER AND RELEASE OF RIGHTS IN RESPECT OF BUSINESS & PROFESSIONS CODE §7031 (this “Waiver”), dated as of December 18, 2023, is made by Bakersfield Renewable Fuels, LLC (“BKRF”) and Global Clean Energy Holdings, Inc. (“GCE”) in favor of CTCI Americas, Inc. (“CTCI”).

RECITALS
A.BKRF and CTCI entered into that certain Turnkey Agreement with Guaranteed Maximum Price for the Engineering Procurement and Construction of the Bakersfield Renewable Fuels Project dated as of May 18, 2021, and as amended from time to time thereafter (“EPC Agreement”) whereby CTCI contracted to act as the general contractor for engineering, procurement and construction of the Bakersfield Renewable Fuels Project (the “Project”);

B.CTCI was required by the EPC Agreement and by California law to hold a valid contractor’s license issued by the State of California at all times during its performance on the Project;

C.CTCI did not hold a valid contractor’s license issued by the State of California at all times during its performance on the Project;

D.CTCI’s failure to be properly licensed during construction of the Project provides BKRF certain rights pursuant to California Business & Professions Code Section 7031 (the “(“B&PC 7031”);

E.The Parties entered into an Interim Settlement Agreement dated December 18, 2023, pursuant to which BKRF and GCE agreed to waive and release certain rights relating to B&PC 7031 by executing this Waiver.
For consideration exchanged, the receipt and sufficiency of which is acknowledged, BKRF and GCE hereby waive and release rights as follows:

1.License Issue. Given that CTCI was not properly licensed during construction of the Project, it is BKRF’s position that CTCI is subject to B&PC 7031, which provides that a contractor not properly licensed during any portion of a project is prohibited from maintaining a claim for payment for its work on the project and requires such contractor to disgorge all payments received on the project (the “License Issue”). BKRF contends that the License Issue constitutes a material breach of the EPC Agreement by CTCI. Further, Contractor’s parent, CTCI Corporation (“CTCI Parent”), provided to Owner a Parent Guarantee (the “CTCI Parent Guarantee”) in connection with Contractor’s work
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on the Project, and due to the License Issue, it is BKRF’s position that CTCI Parent is liable for disgorgement of payments made to CTCI and damages suffered by BKRF on account of CTCI’s breach of the EPC Agreement. As such, it is BKRF’s position that CTCI Corporation is indebted to BKRF for disgorgement of all payments made to CTCI on the Project. Each of BKRF and GCE and their successors and assigns, hereby irrevocably waives and releases, to the fullest extent permitted, any rights arising from or related to the License Issue.

2.Waiver of Section 7031 Rights. Each of BKRF and GCE and their successors and assigns, hereby irrevocably waives and releases, to the fullest extent permitted, any rights arising from or related to the License Issue. For the avoidance of doubt, each of BKRF and GCE fully and irrevocably waive and release (1) any right to claim or assert, or to raise as a defense in any action or proceeding, that CTCI is prohibited, prevented or estopped as a result of CTCI’s failure to be properly licensed during performance on the Project, from bringing or maintaining any action, or recovering for collection of compensation due on the Project; and (2) any right to bring an action to recover compensation paid to CTCI for performance under the EPC Agreement as a result of CTCI’s failure to be properly licensed during performance on the Project.

3.Severability. BKRF and GCE agree that this Waiver as relates to the License Issue is intended to be as broad and inclusive as permitted, and that if any portion is held invalid the remaining portions will continue to have full legal force and effect.

4.Acknowledgment. BKRF and GCE acknowledge that they have read this Waiver, fully understand its terms, and understand that they are giving up substantial rights, including the right to sue or assert defenses in a suit with respect to the License Issue. BKRF and GCE confirm that they are signing this Waiver freely and voluntarily and intend their signatures to constitute a complete and unconditional release of liability concerning the License Issue, to the greatest extent allowed.

5.Civil Code Section 1542. BKRF and GCE hereto acknowledges that it is familiar with Section 1542 of the California Civil Code (“Section 1542”). BKRF and GCE each waive and relinquish any and all rights and benefits which one or both may have under, or which may be conferred upon them by the provisions of Section 1542 of the California Civil Code but only to the extent such rights and benefits arise from the License Issue only. In connection with this Waiver, BKRF and GCE hereby acknowledge that they are aware that they or their attorneys may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to the License Issue, but that it is the intention of each of BKRF and GCE to hereby fully, finally and forever waive said claims, whether known or unknown, suspected or unsuspected, which concern, arise out of, or are in any way connected with
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the License Issue. For the avoidance of doubt, CTCI expressly acknowledges that, and BKRF and GCE expressly intend, that by executing this Waiver, Section 1542 applies only to the waiver and release of the License Issue and not the waiver and release of any other claims arising out of, in connection with or relating to the EPC Agreement, the Project and the following matter: CTCI Americas, Inc. vs. Bakersfield Renewable Fuels, LLC - JAMS Ref No. 5220003021.

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IN WITNESS WHEREOF, BKRF and GCE have caused this Agreement to be executed by their duly authorized representatives on their behalf to be effective as of the day and year first above written.

Bakersfield Renewable Fuels, LLC

By: /s/ Richard Palmer
Name: Richard Palmer
Title: CEO

Global Clean Energy Holdings, Inc.

By: /s/ Richard Palmer
Name: Richard Palmer
Title: CEO

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Annex 3

[FORM FOR DECLARATORY RELIEF ACTION FOR STIPULATED JUDGMENT]

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